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                                                                    EXHIBIT-10.7

                                                            Consulting Agreement
                                                      dated as of August 1, 1996
                                                             between the Company
                                                          and Stanley R. Fimberg



                              CONSULTING AGREEMENT

         This Consulting Agreement ("Agreement") is entered into as of the 1st day of August, 1996 by and between Cardinal Realty Services, Inc., an Ohio corporation (the "Company"), and Stanley
R. Fimberg ("Consultant").

                                 R E C I T A L S

         A. Concurrent with the execution of this Agreement, the Company is acquiring Lexford Properties, Inc., a Texas corporation ("Lexford") through a merger of a subsidiary of Cardinal with and into Lexford pursuant to an Agreement and Plan of Merger dated as of July 19, 1996 by and among the Company, Rexflor Acquisition Corporation, a wholly-owned subsidiary of Cardinal, and Lexford (the "Merger Agreement").

         B. The business of Lexford has in large part been developed over a period of years and sustained through the efforts, knowledge and skill of Consultant.

         C. Consultant is willing to provide certain services to the Company, as described herein.

         D. This Agreement is required to be executed and delivered by the parties hereto pursuant to Section 5.11 of the Merger Agreement.

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, and pursuant to the Merger Agreement, the parties hereby agree as follows:

         1. Consulting Period. The Company will engage Consultant on the terms and conditions set forth herein from the date of this Agreement through July 31, 2000 (the "Consulting Period").

         2. Consulting Services. During the Consulting Period, the Consultant shall, at the reasonable request of senior officers of the Company and upon reasonable prior notice, advise the Company with respect to matters involving the business of the Company (the "Business") and actively seek out and review potential acquisitions of real property, property management companies and/or property management contracts for the Company ("Potential Acquisitions"). The Company acknowledges that the Consultant's services during the term of this Agreement shall not constitute a full-time engagement, and that the Consultant may have duties and responsibilities to other individuals and entities during the Consulting Period which are not in competition, directly or indirectly, with the Company; provided, that Consultant may in all events continue to acquire, on his own behalf and on behalf of others, own, develop and sell multifamily residential real property and other income producing real property. Subject to the preceding sentence, the Company agrees that the Consultant may perform his duties during the Consulting Period at such times, places and frequencies as are necessary so that such duties will not unreasonably interfere with his duties and responsibilities to other individuals and entities or with prior personal commitments. In no event will Consultant be required to perform his services in excess of twenty (20) hours per month.
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         3. Compensation.

            (a) As  compensation   in  full   for   his   services   under  this
         Agreement, the Company will pay Consultant at the rate of Fifty Thousand Dollars ($50,000) per year, payable monthly in advance. Consultant will be responsible for all expenses incurred by Consultant in rendering his services hereunder.

            (b) In addition to the compensation set forth in the preceding paragraph, Consultant shall be paid an incentive fee ("Fee") based on the purchase price paid by the Company or Lexford on account of any acquisitions of real estate, directly or indirectly through the acquisition of equity interests in entities owning real property, presented to the Company by Consultant during the Consulting Period which acquisitions are completed during the Consulting Period or within six (6) months thereafter. No Fee is payable to Consultant on account of any acquisitions of property management companies or property management contracts. For purposes of this paragraph 3(b), the acquisitions as to which Consultant's Fee is payable will be limited to those as to which no other brokers are owed a commission by the Company or Lexford, as the case may be, with respect to such acquisition. The Fee shall be paid at the closing of the qualifying acquisition, or, if the total price is to be paid in installments, the Fee shall be paid on each installment when paid by the Company or Lexford, as the case may be. If the Fee results from an acquisition in which the purchase price paid by the Company or Lexford, as the case may be, is, in whole or in part, common stock of the Company, then the value of the common stock used shall be based on a formula mutually agreeable to the Consultant and the Company. If the Consultant and the Company cannot reach agreement on the formula within thirty (30) days after the closing of the acquisition, then the value of the common stock will be deemed to be the average of the closing bid quotation as reported by NASDAQ, or the average closing price of the common stock if it is listed on a national securities exchange, for the ten (10) trading days immediately preceding the closing date of the acquisition. The Fee for any acquisition shall be one percent (1%) of the purchase price paid.

            (c) Consultant shall indemnify and hold the Company and Lexford harmless from all loss, damage and expense arising out of Consultant's failure to obtain and keep all state or federal licenses necessary for Consultant lawfully to receive any Fee to be paid hereunder.

         4. Attendance at the Company Board of Directors. During the Consulting Period, if Consultant is not a member of the Board of Directors of the Company, Consultant shall have the right to attend all meetings of such Board.

         5. Acquisition Capital. Subject to the following sentence, during the Consulting Period, the Company will provide investment capital of up to Ten Million Dollars ($10,000,000) in the aggregate (indirectly in the form of capital stock of the Company or directly in the form of cash) to Lexford for the purpose of effecting Potential Acquisitions recommended by Consultant, provided that (i) the Potential Acquisition meets all the criteria for acquisitions as enunciated from time to time by management of the Company, (ii) the Company is satisfied with the results of its and Consultant's financial, business and legal due diligence review of the assets and business operations which are the subject matter of the Potential Acquisition, and (iii) the Potential Acquisition is approved by the Board of Directors of the Company.

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         6. Consultant's  Properties.  During the Consulting Period,  Consultant
will use his best efforts to cause all entities owning residential rental property that Consultant, individually or jointly with others with whom he is acting in concert, owns or controls to enter into management contracts with the Company to the exclusion of other property management companies, subject to Consultant's exercise of his fiduciary duties, if any, owed to other interest holders in such entities by virtue of Consultant's direct or indirect position or relationship with such entity.

         7. Competition with Company after Consulting Period.

            (a) Consultant agrees that for a period of one (1) year after the expiration of the Consulting Period, for any reason, he will not, directly or indirectly own, manage, control or participate in the ownership, management or control of, or be employed or engaged by or otherwise affiliated or associated as a consultant, independent contractor or otherwise with, any other corporation, partnership, proprietorship, firm, association, or other business entity, or otherwise engage in any business, which is engaged in any manner in, or otherwise competes with, the real property management business of the Company (as conducted from time to time during the Consulting Period) in the continental United States; provided, however, that the ownership of not more than 1% of the stock of any publicly traded corporation shall be deemed a violation of this covenant.

            (b) In the event Consultant violates the provisions of Section
         7(a), such violation shall toll the running of the one year time period from the date of such violation until the date that the violation ceases.

         8. Solicitation of Other Employees. Consultant agrees that during the Consulting Period and thereafter, he will not, directly or indirectly, solicit any employee or consultant of the Company for the purpose of causing that employee or consultant to terminate his employment or contractual relationship with the Company.

         9. Solicitation of Clients. Consultant agrees that during the Consulting Period and thereafter, he will not divert or attempt to divert from the Company any business whatsoever, through any means whatsoever including, but not limited to, through influencing or attempting to influence any of the clients with whom he had been dealing during the Consulting Period.

         10. Termination. The Company will have the right to terminate this Agreement, upon thirty (30) days' written notice to Consultant, in the event of Consultant's material failure to perform his duties hereunder, which failure continues during such 30-day period, or in the event that Consultant is in breach of the provisions of Sections 7, 8 or 9 hereof. This Agreement will terminate automatically upon Consultant's death or disability (as defined below). Upon any such termination, Consultant will be entitled to no further consulting fees, or other compensation or benefits hereunder. For purposes of

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                                       128


this Agreement, "disability" means the inability of Consultant to fully discharge his duties hereunder by reason of his physical or mental disability or illness for thirty (30) consecutive days or during any forty (40) days within a sixty (60) day period.

         11. Successors and Assigns; Affiliates. The rights and obligations of the Company and Consultant under this Agreement shall inure to the benefit of and shall be binding upon their respective successors and assigns. An Affiliate (as defined below) shall have the same rights as the Company under Paragraphs 7, 8 and 9 of this Agreement and Consultant's obligations owed to the Company under said Paragraphs shall be owed to all Affiliates in the same manner as they are owed to the Company. An Affiliate is (1) any other company which controls a majority of the voting shares of the Company (including, without limitation, Cardinal), (2) any company a majority of whose voting shares are controlled by such other company, and (3) any company a majority of whose voting shares are controlled by the Company.

         12. Notices. Any notice required under this Agreement will be personally delivered in writing or will be deemed given after it is posted in the United States Mail, postage prepaid, registered or certified, return receipt requested, and if mailed to the Company, addressed to 6954 Americana Parkway, Reynoldsburg, Ohio 43068, Attention: Mark D. Thompson, and if mailed to Consultant, addressed to 9777 Wilshire Boulevard, Suite 710, Beverly Hills, CA 90212, or at such other address or addresses as is designated in writing by either of the parties to the other.

         13. Waiver. The failure of either party to enforce any provision of this Agreement will not in any way be construed as a waiver of such provision as to any future violations thereof, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted the parties are cumulative and the waiver of any single remedy will not constitute a waiver of such party's right to assert all other legal remedies available to it under the circumstances.

         14. Miscellaneous. This instrument constitutes the entire understanding of the parties with respect to the subject matter of this Agreement, and supersedes all prior consulting agreements and understandings between the parties. Section headings used in this Agreement are for convenience only and are not a part of this Agreement and are not to be used in construing it. No modification, termination or attempted waiver of any provision of this Agreement will be valid or effective unless in writing signed by the party against whom the same is sought to be enforced.

         15. Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be void or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall nevertheless continue with full force and effect, and Consultant agrees that a court of competent jurisdiction shall have jurisdiction to reform such provision to the extent necessary to cause it to be enforceable to the maximum extent permitted by law and agrees to be bound by such reformation.

         16. Governing Law. This Agreement will be governed by and construed according to the laws of the State of Ohio.

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                                       129


         17. Attorneys' Fees. If any legal proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the party whose claim is upheld by the court or an arbitrator in a final judgment shall be entitled to recover reasonable attorneys' fees and other costs incurred in that proceeding, in addition to any other relief to which it may be entitled.

         18. Injunction for Violation of This Covenant. Consultant acknowledges that a breach of Paragraphs 7, 8 or 9 of this Agreement may cause the Company continuing and irreparable injury to its business which may not be adequately compensated for by money damages. Consultant therefore agrees that in the event of any actual or threatened breach of said Paragraphs, the Company shall be entitled, in addition to any other remedies available to it, to a temporary restraining order and to preliminary and final injunctive relief against him to prevent any violations of said Paragraphs.

         CONSULTANT HAS CAREFULLY CONSIDERED THE NATURE AND EXTENT OF THE RESTRICTIONS UPON HIM AND THE RIGHTS AND REMEDIES CONFERRED UPON THE COMPANY UNDER THIS AGREEMENT, AND HEREBY ACKNOWLEDGES AND AGREES THAT THE SAME ARE REASONABLE IN BOTH TIME AND TERRITORY, ARE DESIGNED TO PROTECT THE COMPANY FROM UNFAIR COMPETITION, ARE NO GREATER THAN WHAT IS NEEDED TO PROTECT THE COMPANY FROM SUCH UNFAIR COMPETITION, DO NOT STIFLE HIS INHERENT SKILL AND EXPERIENCE, WOULD NOT OPERATE AS A BAR TO HIS SOLE MEANS OF SUPPORT, WOULD NOT PLACE AN UNDUE HARDSHIP ON HIM, ARE FULLY REQUIRED TO PROTECT THE LEGITIMATE INTERESTS OF THE COMPANY AND DO NOT CONFER A BENEFIT UPON THE COMPANY WHICH IS DISPROPORTIONATE TO THE DETRIMENT TO HIM.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

                                         CARDINAL REALTY SERVICES, INC.

                                       By:  Mark D. Thompson
                                      Its:  Executive Vice President
                                              of Corporate Acquisitions


                                            /s/ Stanley R. Fimberg
                                            ---------------------------
                                            Stanley R. Fimberg



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